Exhibit 10.1

NOVASTAR MORTGAGE, INC. as Sponsor,

NOVASTAR MORTGAGE FUNDING CORPORATION
as Depositor,

U.S. BANK NATIONAL ASSOCIATION
as Custodian

and

DEUTSCHE BANK NATIONAL TRUST COMPANY
as Trustee

MORTGAGE LOAN PURCHASE AGREEMENT

Dated as of February 1, 2007

Fixed and Adjustable Rate Mortgage Loans

NovaStar Mortgage Funding Trust, Series 2007-1
NovaStar Home Equity Loan Asset-Backed Certificate, Series 2007-1

THIS MORTGAGE LOAN PURCHASE AGREEMENT (this “Purchase Agreement”), dated as of February 1, 2007, is made among NovaStar Mortgage, Inc. (the “Sponsor”), NovaStar Mortgage Funding Corporation (the “Depositor”), U.S. Bank National Association (the “Custodian”) and Deutsche Bank National Trust Company as trustee (the “Trustee”).

WITNESSETH  THAT:

WHEREAS, pursuant to the terms of this Purchase Agreement, the Sponsor will sell the Mortgage Loans and the related MI Policies to the Depositor on the Closing Date;

WHEREAS, pursuant to the terms of the Pooling and Servicing Agreement, the Depositor will transfer the Mortgage Loans and the related MI Policies, and assign all of its rights under the Purchase Agreement, to the Trustee, without recourse, on the Closing Date;

WHEREAS, pursuant to the terms of the Pooling and Servicing Agreement, the Trustee will issue the Certificates;

WHEREAS, pursuant to the terms of the Pooling and Servicing Agreement, the Trustee will transfer the Certificates to the Depositor;

WHEREAS, pursuant to the terms of the Underwriting Agreement, the Depositor will sell the Offered Certificates to the Underwriters; and

WHEREAS, pursuant to the terms of the Pooling and Servicing Agreement, the Servicer will service the Mortgage Loans.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

For all purposes of this Purchase Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions contained in Appendix A to the Pooling and Servicing Agreement, dated as of February 1, 2007, among the Custodian, the Trustee, the Depositor and NovaStar Mortgage, Inc. as sponsor and servicer (the “Servicer”) which is incorporated by reference herein. All other capitalized terms used herein shall have the meanings specified herein.

ARTICLE II

SALE OF MORTGAGE LOANS AND RELATED PROVISIONS

Section 2.01 Sale of Mortgage Loans and MI Policies.

(a) The Sponsor hereby sells, and the Depositor hereby purchases on the Closing Date the Mortgage Loans identified (and the related MI Policies) on the Mortgage Loan Schedule annexed hereto as Exhibit 1, the proceeds thereof and all rights under the Related Documents (including the related Mortgage Files). The Mortgage Loans consist of a group of conventional, residential first and second lien mortgage loans with fixed and adjustable interest rates (the “Group I Mortgage Loans”) and a group of conventional, residential first and second lien mortgage loans with fixed and adjustable interest rates (the “Group II Mortgage Loans”). The Mortgage Loans will have a Principal Balance as of the close of business on the Cut-off Date, after giving effect to any payments due on or before such date whether or not received, of approximately $1,888,775,707. The sale of the Mortgage Loans will take place on the Closing Date, subject to and simultaneously with the deposit of the Mortgage Loans into the Trust Fund, the authentication of the Certificates by the Trustee and the sale of the Underwritten Certificates pursuant to the Underwriting Agreement. The purchase price (the “Purchase Price”) for the Mortgage Loans to be paid by the Depositor to the Sponsor on the Closing Date shall consist of the following:

(i) a payment in an amount equal to $1,743,619,993 representing the net proceeds of the sale of the Underwritten Certificates, which payment shall be paid to the Sponsor by wire transfer in immediately available funds on the Closing Date by or on behalf of the Depositor, or as otherwise agreed by the Depositor; and

(ii) the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates, the Class M-9 Certificates, the Class M-10 Certificates, the Class M-11 Certificates, the Class M-6N Certificates, the Class M-7N Certificates, the Class M-8N Certificates, the Class M-9N Certificates, the Class M-10N Certificates, the Class M-11N Certificates, the Class M-6 DSI Certificates, the Class M-7 DSI Certificates, the Class M-8 DSI Certificates, the Class M-9 DSI Certificates, the Class M-10 DSI Certificates, the Class M-11 DSI Certificates, the Class CA Certificates and the Class CB Certificates (including the net value represented by the Class I Certificates) and the Residual Certificates.

(b) [Reserved]

(c) In connection with such conveyances by the Sponsor, the Sponsor shall on behalf of and at the direction of the Depositor deliver to, and deposit with the Custodian on behalf of the Trustee, on or before the Closing Date, the following documents or instruments with respect to each Mortgage Loan (the “Mortgage File”):

(i) the original Mortgage Note endorsed to “Deutsche Bank National Trust Company, as Trustee of the NovaStar Mortgage Funding Trust, Series 2007-1, relating to the NovaStar Home Equity Loan Asset-Backed Certificates, Series 2007-1”;

(ii) the original Mortgage with evidence of recording thereon, or, if the original Mortgage has not yet been returned from the public recording office, a copy of the original Mortgage certified by the Sponsor or the public recording office in which such original Mortgage has been recorded and if the Mortgage Loan is registered on the MERS System, such Mortgage shall include thereon a statement that it is a MOM Loan and shall include the MIN for such Mortgage Loan;

(iii) unless the Mortgage Loan is registered on the MERS System, an original assignment (which may be included in one or more blanket assignments if permitted by applicable law) of the Mortgage endorsed to “Deutsche Bank National Trust Company, as Trustee of the NovaStar Mortgage Funding Trust, Series 2007-1, relating to the NovaStar Home Equity Loan Asset-Backed Certificates, Series 2007-1,” and otherwise in recordable form;

(iv) originals of any intervening assignments of the Mortgage showing an unbroken chain of title from the originator thereof to the Person assigning it to the Trustee (or to MERS, if the Mortgage Loan is registered on the MERS System, and noting the presence of a MIN, if the Mortgage Loan is registered on the MERS System), with evidence of recording thereon, or, if the original of any such intervening assignment has not yet been returned from the public recording office, a copy of such original intervening assignment certified by the Sponsor or the public recording office in which such original intervening assignment has been recorded;

(v) the original policy of title insurance (or a commitment for title insurance, if the policy is being held by the title insurance company pending recordation of the Mortgage);

(vi) true and correct copy of each assumption, modification, consolidation or substitution agreement, if any, relating to the Mortgage Loan; and

(vii) an executed copy of the notice of assignment and acknowledgement of assignment with respect to the Mortgage Loans covered by the MI Policies.

If a defect in any Mortgage File is discovered which may materially and adversely affect the value of the related Mortgage Loan, or the interests of the Trustee (as pledgee of the Mortgage Loans), or the Certificateholders in such Mortgage Loan, including if any document required to be delivered to the Custodian has not been delivered (provided that a Mortgage File will not be deemed to contain a defect for an unrecorded assignment under clause (i) above for 180 days following submission of the assignment if the Sponsor has submitted such assignment for recording pursuant to the terms of the following paragraph), the Sponsor shall cure such defect, repurchase the related Mortgage Loan at the Repurchase Price or substitute an Eligible Substitute Mortgage Loan for the related Mortgage Loan upon the same terms and conditions set forth in Section 3.01 hereof as to the Mortgage Loans for breaches of representations and warranties.

Promptly after the Closing Date (or after the date of transfer of any Eligible Substitute Mortgage Loan), the Sponsor at its own expense shall complete and submit for recording in the appropriate public office for real property records each of the assignments referred to in clause (iii) above, with such assignment completed in favor of the Trustee, excluding any Mortgage Loan that is registered on the MERS System if MERS is identified on the Mortgage or on a properly recorded assignment of Mortgage as the mortgagee of record. While such assignment to be recorded is being recorded, the Custodian shall retain a photocopy of such assignment. If any assignment is lost or returned unrecorded to the Custodian because of any defect therein, the Sponsor is required to prepare a substitute assignment or cure such defect, as the case may be, and the Sponsor shall cause such substitute assignment to be recorded in accordance with this paragraph.

In instances where an original Mortgage or any original intervening assignment of Mortgage is not, in accordance with clause (ii) or (iv) above, delivered by the Sponsor to the Custodian, on behalf of the Trustee, prior to or on the Closing Date, the Sponsor will deliver or cause to be delivered the originals of such documents to the Custodian, on behalf of the Trustee, promptly upon receipt thereof.

In connection with the assignment of any Mortgage Loan registered on the MERS System, promptly after the Closing Date, the Sponsor further agrees that it will cause, at the Sponsor’s own expense, the MERS System to indicate that such Mortgage Loan has been assigned by the Sponsor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including in such computer files (a) the applicable Trustee code in the field “Trustee” which identifies the Trustee and (b) the code “NovaStar 2007-1” (or its equivalent) in the field “Pool” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Custodian will certify in its final certification that the MERS System shows the Trustee on behalf of the Certificateholders as the beneficial owner of the Mortgage Loans registered on the MERS System.

Effective on the Closing Date, the Depositor hereby acknowledges its acceptance of all right, title and interest to the Mortgage Loans and other property, existing on the Closing Date and thereafter created and conveyed to it pursuant to this Section 2.01.

The Trustee, as assignee or transferee of the Depositor, shall be entitled to all scheduled principal payments due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans. No scheduled payments of principal due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Depositor pursuant to the terms of this Purchase Agreement. The Pooling and Servicing Agreement shall provide that any late payment charges collected in connection with a Mortgage Loan shall be paid to the Servicer as provided therein.

(d) The parties hereto intend that the transactions set forth herein constitute a sale by the Sponsor to the Depositor on the Closing Date of all the Sponsor’s right, title and interest in and to the Mortgage Loans and other property as and to the extent described above. In the event the transactions set forth herein shall be deemed not to be a sale, the Sponsor hereby grants to the Depositor as of the Closing Date a security interest in all of the Sponsor’s right, title and interest in, to and under the Mortgage Loans and such other property, to secure all of the Sponsor’s obligations hereunder and this Purchase Agreement shall constitute a security agreement under applicable law and in such event, the parties hereto acknowledge that the Custodian, in addition to holding the Mortgage Loans on behalf of the Trustee for the benefit of the Certificateholders, holds the Mortgage Loans as designee of the Depositor. The Sponsor agrees to take or cause to be taken such actions and to execute such documents, including without limitation the filing of all necessary UCC-1 financing statements filed in the Commonwealth of Virginia (which shall have been submitted for filing as of the Closing Date), any continuation statements with respect thereto and any amendments thereto required to reflect a change in the name or corporate structure of the Sponsor, as are necessary to perfect and protect the interests of the Depositor and their respective assignees in each Mortgage Loan and the proceeds thereof. The Depositor agrees to take or cause to be taken such actions and to execute such documents, including without limitation the filing of all necessary UCC-1 financing statements, and continuation statements with respect thereto and any amendments thereto as are necessary to perfect and protect the interests of the Trustee and its assignees in each Mortgage Loan.

The parties hereto understand and agree that it is not intended that any Mortgage Loan be included in the Trust Fund that is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act, effective as of November 27, 2003, the Home Loan Protection Act of New Mexico, effective as of January 1, 2004, the Massachusetts Predatory Home Loan Practices Act, effective as of November 7, 2004, or the Indiana Home Loan Practices Act effective January 1st, 2005.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 [Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES;
REMEDIES FOR BREACH

Section 3.01 Sponsor Representations and Warranties.

The Sponsor hereby represents and warrants to the Depositor and the Trustee as of the date hereof and as of the Closing Date (or if otherwise specified below, as of the date so specified):

(a) As to the Sponsor:

(i) The Sponsor (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not have a material adverse effect on the Sponsor’s ability to enter into this Purchase Agreement and to consummate the transactions contemplated hereby;

(ii) The Sponsor has the power and authority to make, execute, deliver and perform its obligations under this Purchase Agreement and all of the transactions contemplated under this Purchase Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Purchase Agreement;

(iii) The Sponsor is not required to obtain the consent of any other Person or any consent, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Purchase Agreement except for such consents, approvals or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be;

(iv) The execution and delivery of this Purchase Agreement and the performance of the transactions contemplated hereby by the Sponsor will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Sponsor or any provision of the certificate of incorporation or bylaws of the Sponsor, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Sponsor is a party or by which the Sponsor may be bound;

(v) No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Sponsor threatened, against the Sponsor or any of its properties or with respect to this Purchase Agreement, the Certificates which in the opinion of the Sponsor has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Purchase Agreement;

(vi) This Purchase Agreement constitute the legal, valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity);

(vii) This Purchase Agreement constitutes a valid transfer and assignment to the Depositor of all right, title and interest of the Sponsor in and to the Cut-off Date Principal Balance of the Mortgage Loans, all monies due or to become due with respect thereto, and all proceeds of such Cut-off Date Principal Balance of the Mortgage Loans, and this Purchase Agreement constitutes a valid transfer and assignment to the Trustee of all right, title and interest of the Sponsor in, all monies due or to become due with respect thereto;

(viii) The Sponsor is not in default with respect to any order or decree of any court or any order or regulation of any federal, state or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Sponsor or its properties or might have consequences that would materially adversely affect its performance hereunder; and

(ix) The Servicer or any Subservicer who will be servicing any Mortgage Loan pursuant to the Pooling and Servicing Agreement or a Subservicing Agreement is qualified to do business in all jurisdictions in which its activities as Servicer or Subservicer of the Mortgage Loans serviced by it require such qualifications except where failure to be so qualified will not have a material adverse effect on such servicing activities.

(b) As to each Mortgage Loan as of the Closing Date, except as otherwise expressly stated:

(i) The information set forth on the Mortgage Loan Schedule with respect to each Mortgage Loan is true and correct in all material respects as of the Closing Date, and the information regarding the Mortgage Loans on the computer diskette or tape delivered to the Trustee prior to the Closing Date is true and accurate in all material respects and describes the same Mortgage Loans as the Mortgage Loans on the Mortgage Loan Schedule;

(ii) The Mortgage Loans are not being transferred with any intent to hinder, delay or defraud any creditors;

(iii) No more than 4.11% and 4.62% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) were secured by condominium units; and no more than 12.07% and 20.31% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) were secured by properties in planned unit developments;

(iv) As of the Cut-off Date, the remaining term of each Group I Mortgage Loan is not more than 360 months and not less than 119 months and the remaining term of each Group II Mortgage Loan is not more than 360 months and not less than 64 months;

(v) No more than 81.76% and 43.59% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) have been the subject of cash-out refinances;

(vi) No more than 3.36% and 2.30% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance), have been the subject of rate and term (no cash-out) refinances;

(vii) No fewer than 14.88% and 54.10% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) are purchase money loans;

(viii) No more than 7.32% and 16.48% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) are secured by Mortgaged Properties located in the State of California; no more than 18.07% and 18.24% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) are secured by Mortgaged Properties located in the State of Florida; no more than 3.91% and 2.98% of the Mortgage Loans in Group I and Mortgage Loans in Group II (by Cut-off Date Principal Balance) are secured by Mortgaged Properties located in the State of Virginia; no more than 4.09% and 4.19% of the Mortgage Loans in Group I and Mortgage Loans in Group II (by Cut-off Date Principal Balance) are secured by Mortgaged Properties located in the State of New Jersey; no more than 3.73% and 4.78% of the Mortgage Loans in Group I and Mortgage Loans in Group II (by Cut-off Date Principal Balance) are secured by Mortgaged Properties located in the State of Maryland; no more than 3.29% and 4.00% of the Mortgage Loans in Group I and Mortgage Loans in Group II (by Cut-off Date Principal Balance) are secured by Mortgaged Properties located in the State of New York; no more than 58.54% and 50.38% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) are located in any other state;

(ix) The outstanding Principal Balances of the Mortgage Loans in Group I (by Cut-off Date Principal Balance) ranged from $11,550 to $787,305, the average outstanding Principal Balance of the Mortgage Loans in Group I is approximately $146,262.31; the outstanding Principal Balances of the Mortgage Loans in Group II (by Cut-off Date Principal Balance) ranged from $7,890 to $1,392,000, the average outstanding Principal Balance of the Mortgage Loans in Group II is approximately $197,759;

(x) Approximately 75.52% and 65.50% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) were secured by a first lien on a parcel of real property improved by a detached single family residence; no more than 6.55% and 4.41% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) were secured by a first lien on a parcel of real estate improved by a multi-unit residence;

(xi) All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and the borrower has executed a statement to that effect. No borrower was charged “points and fees” (whether or not financed) in an amount greater than 5% of the principal amount of any such loan originated by the Sponsor, such 5% limitation calculated in accordance with the Lender Letter. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected with the origination and servicing of each Mortgage Loan has been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation;

(xii) The Mortgage Rates borne by the adjustable rate Mortgage Loans in Group I as of the Closing Date range from 5.350% per annum to 12.950% per annum, and the weighted average Mortgage Rate (by Cut-off Date Principal Balance) of the adjustable rate Mortgage Loans in Group I was 8.891% per annum; the Mortgage Rates borne by fixed rate Mortgage Loans in Group I as of the Closing Date range from 5.650% per annum to 14.000% per annum, and the weighted average Mortgage Rate (by Cut-off Date Principal Balance) of the fixed rate Mortgage Loans in Group I was 8.649% per annum; the Mortgage Rates borne by adjustable rate Mortgage Loans in Group II as of the Closing Date range from 5.500% per annum to 13.250% per annum, and the weighted average Mortgage Rate (by Cut-off Date Principal Balance) of the adjustable rate Mortgage Loans in Group II was 8.716% per annum; the Mortgage Rates borne by fixed rate Mortgage Loans in Group II as of the Closing Date range from 5.500% per annum to 14.500% per annum, and the weighted average Mortgage Rate (by Cut-off Date Principal Balance) of the fixed rate Mortgage Loans in Group II was 9.290% per annum;

(xiii) Approximately 53.23% and 52.34% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) have a Loan-to-Value Ratio in excess of 80%; no Group I Mortgage Loan or Group II Mortgage Loan in the Mortgage Pool had a Loan-to-Value Ratio or combined Loan-to-Value Ratio at origination in excess of 100%; and the weighted average Loan-to-Value Ratio (by Cut-off Date Principal Balance) of the Mortgage Loans in Group I and the Mortgage Loans in Group II was equal to 82.03% and 84.91%, respectively (by Cut-off Date Principal Balance). For any Group I Mortgage Loan or Group II Mortgage Loan in the Mortgage Pool, if such loan has had a material modification since origination, the Loan-to-Value Ratio as of such modification does not exceed 100%, and any Mortgage Loan seasoned more than 12 months does not have a Loan-to-Value Ratio in excess of 100% as of the Cut-Off Date;

(xiv) Approximately 97.79% and 92.47% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively (by Cut-off Date Principal Balance), are secured by first liens on the related Mortgaged Property; and approximately 2.21% and 7.53% (by Cut-off Date Principal Balance) of the Mortgage Loans in Group I and the Mortgage Loans in Group II are secured by second liens on the related Mortgaged Property;

(xv) As of the Cut-off Date, the weighted average Loan-to-Value Ratio of the Mortgage Loans secured by first liens in Group I is approximately 81.66%; the weighted average combined Loan-to-Value Ratio of the Mortgage Loans secured by first and second liens in Group I is approximately 84.13%; the weighted average Loan-to-Value Ratio of the Mortgage Loans secured by first liens in Group II is approximately 83.73%; the weighted average combined Loan-to-Value Ratio of the Mortgage Loans secured by first and second liens in Group II is approximately 90.97%; the weighted average combined Loan-to-Value Ratio of all of the Mortgage Loans in Group I and Group II is approximately 87.21%; and the gross weighted average coupon of the Mortgage Loans is approximately 8.851%;

(xvi) There is no valid offset, right of rescission, defense, claim or counterclaim of any obligor under any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal of or interest on such Mortgage Note, and any applicable right of rescission has expired, nor will the operation of any of the terms of such Mortgage Note or Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, recoupment, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set-off, recoupment, counterclaim or defense has been asserted with respect thereto. To the best of Sponsor’s knowledge, except for approximately 0.17% of the Mortgage Loans, no Mortgagor of the applicable Mortgage is or since the date of origination has been a debtor in any state or federal bankruptcy or insolvency proceeding and no Mortgaged Property has been subject to any such proceeding. With regard to the Mortgage Loans that involve a Mortgagor who is a debtor in a state or federal bankruptcy or insolvency proceeding, each such Mortgagor is, as of the Cut-Off Date, current under the related bankruptcy plan;

(xvii) There are no mechanics’ liens or any similar liens or claims for work, labor or material affecting any Mortgaged Property which are or may be a lien prior to, or equal with, the lien of such Mortgage, except those which are insured against by the title insurance policy referred to in clause (xxii) below;

(xviii) As of the Closing Date, each Mortgaged Property is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgage Property;

(xix) Each Mortgage is a valid and enforceable first or second lien on the Mortgaged Property including all improvements on the Mortgaged Property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUTDs) subject only to (1) the lien of nondelinquent current real property taxes and assessments, (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (3) other matters to which like properties are commonly subject that do not materially interfere with the benefits of the security intended to be provided by such Mortgage. Immediately prior to the sale of such Mortgage Loan to the Depositor pursuant to this Purchase Agreement, the Sponsor had full right to sell and assign the same to the Depositor or the Trustee, as the case may be. Immediately following the sale of such Mortgage Loan to the Depositor and the Depositor’s assignment and sale thereof of such Mortgage Loan to the Trustee, the Trustee will have good title thereto subject to no claims or liens, including delinquent tax or assessment liens;

(xx) Each Mortgage Loan at origination complied with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Truth In Lending Act of 1968, as amended, all applicable predatory and abusive lending laws and disclosure laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan or the Holders of Certificates secured thereby, will not violate any such laws. Any and all statements or acknowledgments required to be made by the Mortgagor relating to such requirements are and will remain in the Mortgage File. Each Mortgage Loan is being serviced in accordance with applicable state and federal laws, including, without limitation, the Truth In Lending Act of 1968, as amended, and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws and in a prudent and customary manner;

(xxi) Neither the Sponsor nor any prior holder of any Mortgage has impaired, waived, altered or modified the Mortgage or Mortgage Notes in any material respect (except that a Mortgage Loan may have been modified by a written instrument which has been recorded, if necessary to protect the interests of the owner of such Mortgage Loan or the Certificates, and which has been delivered to the Trustee); satisfied, canceled or subordinated such Mortgage in whole or in part; released the applicable Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of release, cancellation or satisfaction with respect thereto;

(xxii) A lender’s policy of title insurance (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction insuring the first lien priority of the Mortgage Loan in an amount at least equal to the original Principal Balance of each such Mortgage Loan or a commitment binder or commitment to issue the same was effective on the date of the origination of each Mortgage Loan, each such policy is valid and remains in full force and effect, and each such policy was issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, which policy insures the Sponsor and successor owners of indebtedness secured by the insured Mortgage as to the first priority lien of the Mortgage as applicable. The Sponsor is, and such successor owners will be, the sole insured under such lender’s title insurance policy; no claims have been made under such mortgage title insurance policy; no prior holder of the applicable Mortgage, including the Sponsor, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy; and each such policy, binder or assurance contains all applicable endorsements;

(xxiii) All of the improvements which were included for the purpose of determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property and no improvements on adjoining properties encroach upon the Mortgaged Property;

(xxiv) No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation, subdivision law or ordinance, except where the failure to comply would not have a material adverse effect on the market value of the Mortgaged Property. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law except where the failure to comply would not have a material adverse effect on the market value of the Mortgaged Property;

(xxv) Each Mortgage Note and the applicable Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws relating to creditors’ rights generally or by equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). All parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage and each Mortgage Note and Mortgage has been duly and properly executed by such parties;

(xxvi) The proceeds of the Mortgage Loans have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursement of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loans were paid and the Mortgagor is not entitled to any refund of amounts paid or due under the Mortgage Note;

(xxvii) Each Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure or if applicable, non-judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the property, subject to any applicable rights of redemption;

(xxviii) With respect to each Mortgage constituting a deed of trust, either a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage or if no duly qualified trustee has been properly designated and so serves, the Mortgage contains satisfactory provisions for the appointment of such trustee by the holder of the Mortgage at no cost or expense to such holder, and no fees or expenses are or will become payable by the Certificateholders to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(xxix) There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof cannot be made, and no escrow deficits or payments of other charges or payments due the Sponsor have been capitalized under the Mortgage or the applicable Mortgage Note;

(xxx) The Mortgage Note is not and has not been secured by any collateral, pledged account or other security other than real estate securing the Mortgagor’s obligations and no Mortgage Loan is secured by more than one Mortgaged Property;

(xxxi) As of the Closing Date, the improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy substantially acceptable to FNMA and acceptable to the Sponsor which policy provides for fire extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located representing coverage in an amount not less than the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan and (B) the outstanding Principal Balance of the related Mortgage Loan; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project. All individual insurance policies contain a standard mortgagee clause naming the Sponsor or the original holder of the Mortgage, and its successors in interest, as mortgagee, and the Sponsor has received no notice that any premiums due and payable thereon have not been paid; the Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. There has been no act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(xxxii) If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the outstanding Principal Balance of the Mortgage Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis and (C) the maximum amount of flood coverage that is available under federal law;

(xxxiii) Except for the Mortgage Loans referred to in clause (xlii) as being delinquent, if any, there is no default, breach, violation or event of acceleration existing under the Mortgage or the applicable Mortgage Note; and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, and neither the Sponsor, any of its affiliates nor any servicer or subservicer of any related Mortgage Loan has waived any default, breach, violation or event of acceleration; no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

(xxxiv) Each Mortgage Loan is being serviced by the Servicer in accordance with the terms of the Mortgage Note;

(xxxv) There is no obligation on the part of the Sponsor or any other party to make any payments with respect to the related Mortgage Loan in addition to the Monthly Payments required to be made by the applicable Mortgagor;

(xxxvi) Any future advances made prior to the Cut-off Date with respect to any Mortgage Loan have been consolidated with the outstanding principal amount secured by such Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan. The Mortgage Note with respect to any Mortgage Loan does not permit or obligate the Servicer to make future advances to the Mortgagor at the option of the Mortgagor;

(xxxvii) The Sponsor has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Depositor and the Trustee evidencing an interest in the Mortgage Loans in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Trustee;

(xxxviii) Except as set forth in clause (xlii), there are no defaults by the Mortgagor in complying with the terms of any Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges which previously became due and owing have been paid, or, if required by the terms of the Mortgage Loan, an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed, but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, neither the Sponsor nor the Servicer has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage;

(xxxix) At the time of origination, each Mortgaged Property was the subject of an appraisal which conforms to the underwriting requirements of the related originator; and the Mortgage File contains an appraisal of the applicable Mortgaged Property;

(xl) None of the Mortgage Loans are graduated payment Mortgage Loans or growth equity Mortgage Loans;

(xli) [Reserved.]

(xlii) (a) Except with respect to no more than 0.30% and 1.66% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively, none of the payments of principal of or interest on or in respect of any Mortgage Loans (by Cut-off Date Principal Balance) shall be 30 days or more but less than 60 days past due as of the Cut-off Date; and 0.02% and 0.63% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively, was 60 days or more past due as of the Cut-off Date; (b) except as set forth in clause (a) above, all payments required to be made by the Mortgagor under the terms of the Mortgage Note have been made and credited; and (c) to the Sponsor’s knowledge, there was no delinquent recording, tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

(xliii) Upon payment of the Purchase Price for the Mortgage Loans by the Depositor or the Trustee (from the Trust Fund), as applicable, pursuant to this Purchase Agreement, the Sponsor has transferred to the Depositor good and marketable title to each Mortgage Note and Mortgage free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and has or had full right and authority, subject to no participation of or agreement with any other person, to sell and assign the same, and following the sale of each Mortgage Loan, the Depositor, will own such Mortgage Loan free and clear of any encumbrance, equity interest, participation interest, lien, pledge, charge, claim or security interest;

(xliv) The Sponsor acquired any right, title and interest in and to the Mortgage Loans in good faith and without notice of any adverse claim;

(xlv) The Mortgage Note, the Mortgage, the related Assignment of Mortgage and any other documents required to be delivered by the Sponsor have been delivered to the Custodian. The Custodian is in possession of a complete, true and accurate Mortgage File in accordance with Section 2.01 hereof. Substantially all the Mortgage Loans have monthly payments due on the first day of each month and each Mortgage Loan had an original term to maturity of no greater than 30 years;

(xlvi) Each Mortgage Loan contains a due-on-sale provision, although each Mortgage Loan may be assumable if permitted by the Servicer under certain circumstances;

(xlvii) Each of the Mortgage and the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(xlviii) The Mortgagor has not notified the Sponsor, and the Sponsor has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act other than as disclosed pursuant to the Prospectus Supplement;

(xlix) To the best of the Sponsor’s knowledge, there exists no violation of any local, state, or federal environmental law, rule or regulation in respect of the Mortgaged Property which violation has or could have a material adverse effect on the market value of such Mortgaged Property. The Sponsor has no knowledge of any pending action or proceeding directly involving the related Mortgaged Property in which compliance with any environmental law, rule or regulation is in issue; and, to the best of the Sponsor’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to the use and employment of such Mortgaged Property;

(l) Each Mortgage Loan conforms, and all such Mortgage Loans in the aggregate conform, to the description thereof set forth in the Prospectus and Prospectus Supplement in all material respects;

(li) [Reserved]

(lii) With regard to the Group I Mortgage Loans, no refinance or purchase money mortgage loan has an APR or total points and fees that exceed the thresholds set by the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) and its implementing regulations, including 12 CFR § 226.32(a)(1)(i) and (ii);

(liii) Immediately prior to the transfer to the Depositor or the Trustee, as applicable, the Sponsor had good and marketable title thereto, and the Sponsor is the sole legal, equitable owner of beneficial title to and holder of the Mortgage Loan. The Sponsor is conveying the same to the Depositor or the Trustee, as applicable, free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and has full right and authority to sell and assign the same pursuant to this Purchase Agreement, except for liens which will be released simultaneously with such conveyance;

(liv) For each Mortgage Loan, the related Mortgage File contains a true, accurate and correct copy of each of the documents and instruments required to be included therein;

(lv) The Servicer meets all applicable requirements under the Pooling and Servicing Agreement, is properly qualified to service each Mortgage Loan and has been servicing each Mortgage Loan prior to the Cut-off Date;

(lvi) No instrument of release or waiver has been executed in connection with the Mortgage Loans, and no Mortgagor has been released, in whole or in part from its obligations in connection with a Mortgage Loan except in connection with an assumption agreement which has been delivered to the Trustee;

(lvii) On the basis of a representation by the Mortgagor at the time of origination of the Mortgage Loans, at least 87.75% and 94.05% of the Mortgage Loans in Group I and Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) will be secured by Mortgages on owner-occupied primary residence properties;

(lviii) Approximately 27.08%, and 31.65% of the Mortgage Loans in Group I and the Mortgage Loans in Group II, respectively, (by Cut-off Date Principal Balance) provide for a balloon payment and each Mortgage Note with respect to each such Mortgage Loan requires monthly payments of principal based on either a 40 year or 30 year amortization schedules and have scheduled maturity dates of 30 years or 15 years, respectively, from the due date of the first monthly payment;

(lix) No Mortgage Loan was originated based on an appraisal of the related Mortgaged Property made prior to completion of construction of the improvements thereon;

(lx) None of the Mortgage Loans is a “buy down” mortgage loan;

(lxi) [Reserved].

(lxii) No Mortgage Loan is a “High Cost Home Loan” or “Covered Loan,” as applicable, (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary which is now Version 5.7 Revised, Appendix E) and no Mortgage Loan is a “High Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”). No Mortgage Loan that was originated (or modified) on or after October 1, 2002 and before March 7, 2003, is secured by property located in the State of Georgia;

(lxiii) None of the Mortgage Loans are covered by the requirements of the Home Ownership and Equity Protection Act of 1994, as amended, or any comparable state or local law; none of the Mortgage Loans are “section 32” loans or “high cost” loans as defined by applicable predatory and abusive lending laws; no proceeds from any Mortgage Loan were used to finance any single premium credit insurance policies; none of the Mortgage Loans (by Cut-off Date Principal Balance) require a mortgagor to pay a Prepayment Charge if the mortgagor prepays a Mortgage Loan more than five years after the date the Mortgage Loan was originated;

(lxiv) No Mortgage Loan is a “High-Cost Home Loan” as defined in New York Banking Law 6-1;

(lxv) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

(lxvi) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(lxvii) No Mortgage Loan in the trust is a “high-cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loan under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(lxviii) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(lxix) No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

(lxx) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004 (MA House Bill 4880);

(lxxi) No Mortgage Loan is a “High-Cost Home Loan” as defined in the Indiana Home Loan Practices Act effective January 1st, 2005 (Indiana Code Ann. §§ 24-9-1 et seq.);

(lxxii) Approximately 60.26% of the Mortgage Loans are subject to prepayment penalty charges as of the Cut-off Date;

(lxxiii) [Reserved.]

(lxxiv) No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single premium credit life, credit disability, credit unemployment or credit property insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(lxxv) With respect to any Group I Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (a) the Mortgage Loan provides some benefit to the borrower (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty; (b) the Mortgage Loan's originator had a written policy of offering the borrower, or requiring third-party brokers to offer the borrower, the option of obtaining a Mortgage Loan that did not require payment of such a penalty; (c) the prepayment penalty was adequately disclosed to the borrower pursuant to applicable state and federal law; (d) no Mortgage Loan originated on or after October 1, 2002 will provide for prepayment penalties for a term in excess of three years and any loans originated prior to such date will not provide for prepayment penalties for a term in excess of five years; unless the loan was modified to reduce the prepayment period to no more than three years (in the case of subprime loans) or five years (in the case of non-subprime loans) from the date of the note and the borrower was notified in writing of such reduction in prepayment period; and (e) such prepayment penalty shall not be imposed in any instance where the mortgage loan is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the borrower’s default, notwithstanding that the terms of the Mortgage Loan or state or federal law might permit the imposition of such penalty;

(lxxvi) [Reserved.]

(lxxvii) [Reserved.]

(lxxviii) [Reserved.]

(lxxix) With respect to Mortgaged Properties located in the continental United States and Puerto Rico, no Group I Mortgage Loan secured by a single-family residence has a Principal Balance at origination in excess of $417,000; no Group I Mortgage Loan secured by a two-family residence has a Principal Balance at origination in excess of $524,300; no Group I Mortgage Loan secured by a three-family residence has a Principal Balance at origination in excess of $480,000; and no Group I Mortgage Loan secured by a four-family residence has a Principal Balance at origination in excess of $569,500; with respect to Mortgaged Properties located in Alaska, Guam, Hawaii and the Virgin Islands, no Group I Mortgage Loan secured by a single-family residence has a Principal Balance at origination in excess of $625,500; no Group I Mortgage Loan secured by a two-family residence has a Principal Balance at origination in excess of $800,775; no Group I Mortgage Loan secured by a three-family residence has a Principal Balance at origination in excess of $967,950; and no Group I Mortgage Loan secured by a four-family residence has a Principal Balance at origination in excess of $1,202,925;

(lxxx) No selection procedure reasonably believed by the Sponsor to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

(lxxxi) The terms of the Mortgage Note related to each adjustable rate Mortgage Loan provide that, following an initial period of two, three or five years following the month in which such Mortgage Loan was originated and semiannually or annually thereafter (each such date, an “Adjustment Date”), the Mortgage Rate on such Mortgage Loan will be adjusted to equal the sum of (a) the related Index and (b) a fixed percentage amount specified in the related Mortgage Note (each, a “Gross Margin”); provided, however, that the Mortgage Rate generally will not increase or decrease by the related Periodic Rate Cap, and will not increase above a specified maximum Mortgage Rate over the life of the Adjustable Rate Mortgage Loan (the “Maximum Mortgage Rate”) or decrease below a specified minimum Mortgage Rate over the life of the Adjustable Rate Mortgage Loan (the “Minimum Mortgage Rate”);

(lxxxii) None of the Mortgage Loans (by Cut-off Date Principal Balance) are negative amortization loans;

(lxxxiii) No error, omission, negligence, misrepresentation, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Sponsor, its affiliates or employees or any other person involved in the origination of the Mortgage Loan or in the application for any insurance, including, but not limited to the MI Policy, in relation to such Mortgage Loan;

(lxxxiv) Each Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(lxxxv) With respect to each Mortgage Loan secured by manufactured housing, such manufactured housing is permanently affixed to a foundation and constitutes real estate under applicable state law;

(lxxxvi) No Mortgage Loans are date of payment or simple interest loans;

(lxxxvii) The sale, transfer, assignment and conveyance of Mortgage Loans by the Sponsor pursuant to this Purchase Agreement is not subject to and will not result in any tax, fee or governmental charge payable by the Depositor, the Custodian or the Trustee to any federal, state or local government (“Transfer Taxes”) other than Transfer Taxes which have or will be paid by the Sponsor as due;

(lxxxviii) Each Mortgage Loan is a “qualified mortgage” within Section 860G(a)(3) of the Code;

(lxxxix) Approximately 43.59% of the Mortgage Loans (by Cut-off Date Principal Balance) with a Loan-to-Value Ratio greater than 60% are covered by an MI Policy issued by an MI Insurer;

(xc) Approximately 43.61% of the Mortgage Loans are covered by a MI Policy issued by an MI Insurer;

(xci) All requirements for the valid transfer of each MI Policy, including any assignments or notices required in each MI Policy, have been satisfied;

(xcii) As of the Closing Date with respect to each Mortgage Loan that is subject to a MI Policy, the Sponsor is unaware of any existing circumstances which would cause the MI Insurer to deny a claim with respect to such Mortgage Loan;

(xciii) All appraisals of the Mortgage Loans by the Sponsor are full URAR/1004 appraisals;

(xciv) All Prepayment Charges are enforceable and were originated in compliance with all applicable federal, state, and local laws;

(xcv) [Reserved.]

(xcvi) With respect to mortgage loans that are more than 59 days delinquent as of the Cut-off Date, the Sponsor has made a specific review of the Servicer’s data and records that reflect mortgagor communications and payment history, and has no actual knowledge of an event, condition or mortgagor communication which would cause the Sponsor to institute foreclosure proceedings;

(xcvii) The servicer for each Group I Mortgage Loan has fully furnished (and will fully furnish), in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

(xcviii) None of the Group I Mortgage Loans are classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered”, “predatory” or “abusive” loans under any other applicable state, federal or local law (including without limitation any regulation or ordinance) (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xcix) With respect to any Group I Mortgage Loan originated on or after August 1, 2004, neither the related mortgage nor the related mortgage note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(c) With respect to any Group I Mortgage Loan, the borrower was not encouraged or required to select a mortgage loan product offered by the mortgage loan’s originator which is a higher cost product designed for less creditworthy borrowers, taking into account such facts as, without limitation, the mortgage loan’s requirements and the borrower’s credit history, income, assets and liabilities. For each Group I Mortgage Loan, with respect to a borrowers seeking financing through a mortgage loan originator’s higher-priced subprime lending channel, such borrower was directed towards or offered the mortgage loan originator’s standard mortgage line if the borrower was able to qualify for one of the standard products;

(ci) With respect to any Group I Mortgage Loan, the methodology used in underwriting the extension of credit for each Group I Mortgage Loan did not rely solely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the borrower’s income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the mortgage loan’s originator made a reasonable determination that at the time of origination the borrower had the ability to make timely payments on the mortgage loan;

(cii) With respect to any Group I Mortgage Loan, no borrower was charged “points and fees” in an amount greater than (a) $1,000 or (b) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, “points and fees” (x) include origination, underwriting, broker and finder’s fees and charges that the lender imposed as a condition of making the mortgage loan, whether they are paid to the lender or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the mortgage (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections); the cost of mortgage insurance or credit-risk price adjustments; the costs of title, hazard, and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges, which miscellaneous fees and charges, in total, do not exceed 0.25% of the loan amount;

(ciii) For each Group I Mortgage Loan, with respect to any subordinate lien Mortgage Loan, such lien is on a one- to four-family residence that is the principal residence of the borrower;

(civ) For each Group I Mortgage Loan, no subordinate lien Mortgage Loan has an original principal balance that exceeds one-half of the one-unit limitation for first lien mortgage loans, i.e., $208,500 (in Alaska, Guam, Hawaii or Virgin Islands: $312,750), without regard to the number of units;

(cv) For each Group I Mortgage Loan, the original principal balance of the first lien mortgage loan plus the original principal balance of any subordinate lien mortgage loans relating to the same mortgaged property does not exceed the applicable loan limit for first lien mortgage loans for that property type (as set out in clause (lxxix) above);

(cvi) There is no Group I Mortgage Loan that is "seasoned", where the date of the mortgage note is more than 1 year before the date of issuance of the related Certificates.

Upon discovery by the Sponsor or upon notice from the Depositor, the Trustee, or the Custodian, as applicable, of a breach of any representation or warranty in subsection (a) of this Section which materially and adversely affects the interests of the Certificateholders the Sponsor shall, within 45 days of its discovery or its receipt of notice of such breach, either (i) cure such breach in all material respects or (ii) to the extent that such breach is with respect to a Mortgage Loan or a Related Document, either (A) repurchase such Mortgage Loan from the Trustee at the Repurchase Price, or (B) substitute one or more Eligible Substitute Mortgage Loans for such Mortgage Loan, in each case in the manner and subject to the conditions and limitations set forth below.

Upon discovery by the Sponsor or upon notice from the Depositor, the Trustee, or the Custodian, as applicable, of a breach of any representation or warranty in this subsection (b) with respect to any Mortgage Loan or upon the occurrence of a Repurchase Event, which materially and adversely affects the value of the related Mortgage Loan or the interests of any Certificateholders or of the Depositor or the Trustee in such Mortgage Loan (notice of which shall be given to the Depositor and the Trustee by the Sponsor, if it discovers the same) the Sponsor shall, within 90 days after the earlier of its discovery or receipt of notice thereof, either cure such breach or Repurchase Event in all material respects or either (i) repurchase such Mortgage Loan from the Trustee at the Repurchase Price, or (ii) substitute one or more Eligible Substitute Mortgage Loans for such Mortgage Loan, in each case in the manner and subject to the conditions set forth below; provided, however, that a breach of any of the representations and warranties found in subsections b(xx), (b)(lii), (b)(lxii), (b)(lxvii), (b)(lxxiv), (b)(lxxv), (b)(lxxix), (b)(xcvii), (b)(xcviii) and (b)(xcix) shall be deemed to materially and adversely affect the interest of the Certificateholders. The Repurchase Price for any such Mortgage Loan repurchased by the Sponsor shall be deposited or caused to be deposited by the Servicer in the Collection Account maintained by it pursuant to Section 3.06 of the Pooling and Servicing Agreement.

In the event that the Sponsor elects to substitute an Eligible Substitute Mortgage Loan or Loans for a Deleted Mortgage Loan pursuant to this Section 3.01, the Sponsor shall deliver to the Custodian on behalf of the Trustee, with respect to such Eligible Substitute Mortgage Loan or Loans, the original Mortgage Note and all other documents and agreements as are required by Section 2.01 hereof, with the Mortgage Note endorsed as required by such Section 2.01 hereof. No substitution will be made in any calendar month after the Determination Date for such month. Monthly Payments due with respect to Eligible Substitute Mortgage Loans in the month of substitution shall not be part of the Trust Fund and will be retained by the Servicer and remitted by the Servicer to the Sponsor on the next succeeding Payment Date. For the month of substitution, distributions to the Collection Account pursuant to the Pooling and Servicing Agreement will include the Monthly Payment due on a Deleted Mortgage Loan for such month and thereafter the Sponsor shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Servicer shall amend or cause to be amended the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan and the substitution of the Eligible Substitute Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan Schedule to the Custodian and the Trustee. Upon such substitution, the Eligible Substitute Mortgage Loan or Loans shall be subject to the terms of this Purchase Agreement and the Pooling and Servicing Agreement in all respects, the Sponsor shall be deemed to have made the representations and warranties with respect to the Eligible Substitute Mortgage Loan contained herein set forth in this Section 3.01(b), to the extent set forth in the definition of “Eligible Substitute Mortgage Loan”, as of the date of substitution, and the Sponsor shall be obligated to repurchase or substitute for any Eligible Substitute Mortgage Loan as to which a Repurchase Event has occurred as provided herein. In connection with the substitution of one or more Eligible Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (such amount, a “Substitution Adjustment Amount”), if any, by which (i) the Repurchase Price that would otherwise apply to such Deleted Mortgage Loan, exceeds (ii) the principal balance of the related Eligible Substitute Mortgage Loan (after application of the principal portion of the Monthly Payments due in the month of substitution that are to be distributed to the Collection Account in the month of substitution). The Sponsor shall pay the amount of such shortfall to the Servicer for deposit into the Collection Account on the day of substitution, without any reimbursement therefor.

Upon receipt by the Trustee of written notification, signed by a Servicing Officer, of the deposit of such Repurchase Price or of such substitution of an Eligible Substitute Mortgage Loan and deposit of any applicable Substitution Adjustment Amount as provided above, the Custodian shall, on behalf of the Trustee, cause to be released to the Sponsor the related Mortgage File for the Mortgage Loan being repurchased or substituted for and the Trustee shall execute and deliver such instruments of transfer or assignment prepared by the Servicer, in each case without recourse, as shall be necessary to vest in the Sponsor or its designee such Mortgage Loan released pursuant hereto and thereafter such Mortgage Loan shall not be an asset of the Trustee.

It is understood and agreed that the obligation of the Sponsor to cure any breach with respect to or to repurchase or substitute for, any Mortgage Loan as to which such a breach has occurred and is continuing shall, except to the extent provided in Section 6.01 of this Purchase Agreement, constitute the sole remedy respecting such breach available to the Depositor, the Trustee, the Certificateholders or the Custodian against the Sponsor.

It is understood and agreed that the representations and warranties set forth in this Section 3.01 shall survive delivery of the respective Mortgage Files to the Custodian on behalf of the Trustee.

Section 3.02 Depositor Representations and Warranties.

The Depositor hereby represents and warrants to the Sponsor and the Trustee as of the date hereof and as of the Closing Date that:

(a) The Depositor is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) The Depositor is duly qualified to do business as a foreign corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business shall require such qualifications and in which the failure to so qualify would have a material adverse effect on the business, properties, assets or condition (financial or other) of the Depositor and the ability of the Depositor to perform under this Purchase Agreement.

(c) The Depositor has the power and authority to execute and deliver this Purchase Agreement and to carry out its terms; the Depositor has full power and authority to purchase the property to be purchased from the Sponsor and the Depositor has duly authorized such purchase by all necessary corporate action; and the execution, delivery and performance of this Purchase Agreement have been duly authorized by the Depositor by all necessary corporate action.

(d) The consummation of the transactions contemplated by this Purchase Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Depositor, or any indenture, agreement or other instrument to which the Depositor is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than pursuant to the Basic Documents); nor violate any law or, to the best of the Depositor’s knowledge, any order, rule or regulation applicable to the Depositor of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Depositor or its properties.

(e) The Depositor (A) is a solvent entity and is paying its debts as they become due and (B) after giving effect to the transfer of the Mortgage Loans, will be a solvent entity and will have sufficient resources to pay its debts as they become due.

ARTICLE IV

SPONSOR’S COVENANTS

Section 4.01 Covenants of the Sponsor.

The Sponsor hereby covenants as of the date hereof and as of the Closing Date that, except for the transfer hereunder, on and after the Closing Date, the Sponsor will not sell, pledge, assign or transfer to any other Person, or grant, create, incur or assume any Lien on, any Mortgage Loan, whether now existing or hereafter created, or any interest therein; the Sponsor will notify the Custodian and the Trustee of the existence of any such Lien on any Mortgage Loan immediately upon discovery thereof; the Sponsor will defend the right, title and interest of the Trustee, on its own behalf and as assignee of the Depositor, in, to and under the Mortgage Loans, whether now existing or hereafter created, against all claims of third parties claiming through or under the Sponsor.

In the event that the Custodian or the Trustee receives actual notice of any Transfer Taxes arising out of the transfer, assignment and conveyance of the Mortgage Loans, on written demand by the Custodian, or upon the Sponsor’s otherwise being given notice thereof by the Custodian, the Sponsor shall pay any and all such Transfer Taxes (it being understood that the Holders of the Certificates, the Depositor, the Custodian and the Trustee shall have no obligation to pay such Transfer Taxes).

Section 4.02 Payment of Expenses.

(a) The Sponsor will pay on the Closing Date all expenses incident to the performance of its obligations under this Purchase Agreement and the Underwriting Agreement, including (i) the preparation, printing and any filing of the preliminary prospectus, Prospectus Supplement and Prospectus (including any schedules or exhibits and any document incorporated therein by reference) originally filed and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Underwriters of this Purchase Agreement and the Underwriting Agreement, the Pooling and Servicing Agreement and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Certificates, (iii) the preparation, issuance and delivery of the certificates for the Class A Certificates and Mezzanine Certificates to the Underwriters, including any charges of DTC, Clearstream Luxembourg and the Euroclear System in connection therewith; (iv) the qualification of the Class A Certificates and Mezzanine Certificates under securities laws in accordance with the provisions of Section 3(f) of the Underwriting Agreement, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto for delivery to potential investors, (v) in addition to the initial printing and filing costs under (i) above, the printing and delivery to the Underwriters of copies of each preliminary prospectus and of the Prospectus and any amendments or supplements thereto for delivery to potential investors, (vi) the fees and expenses of the Trustee and the Custodian, including the fees and disbursements of counsel for the Trustee and the Custodian in connection with the Pooling and Servicing Agreement, the Purchase Agreement and the Certificates and (vii) any fees payable in connection with the rating of the Certificates.

(b) If the Underwriting Agreement is terminated by the Underwriters in accordance with the provisions of Section 5 or Section 9(a)(i) thereof, the Sponsor shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

ARTICLE V

CONDITIONS TO MORTGAGE LOAN PURCHASE

Section 5.01 Conditions of Depositor’s Obligations.

The Depositor’s obligations to purchase the Mortgage Loans which each accepts for purchase hereunder shall be subject to each of the following conditions:

(i) the Mortgage File for each Mortgage Loan shall have been delivered in accordance with this Purchase Agreement;

(ii) the representations and warranties set forth in Section 3.01(b) hereof with respect to each Mortgage Loan shall be true as of the Closing Date;

(iii) the Underwriters or their affiliates shall have had an opportunity to perform a due diligence review of each Mortgage Loan; and

(iv) the Sponsor shall have provided to the Underwriters or their affiliates such other documents which are then required to have been delivered under this Purchase Agreement or which are reasonably requested by the Underwriters or their affiliates, which other documents may include UCC financing statements, a favorable opinion or opinions of counsel with respect to matters which are reasonably requested by the Underwriters, and/or an Officers’ Certificate.

ARTICLE VI

INDEMNIFICATION BY THE SPONSOR
WITH RESPECT TO THE MORTGAGE LOANS

Section 6.01 Indemnification With Respect to the Mortgage Loans.

The Sponsor shall indemnify and hold harmless the Depositor, Trustee and the Custodian from and against any loss, liability or expense arising from the breach by the Sponsor of its representations and warranties in Section 3.01 of this Purchase Agreement which materially and adversely affects the value of any Mortgage Loan or the Depositor’s assignees’ interest in any Mortgage Loan or from the failure by the Sponsor to perform its obligations under this Purchase Agreement in any material respect.

Section 6.02 Limitation on Liability of the Sponsor.

None of the directors, officers, employees or agents of the Sponsor shall be under any liability to the Depositor, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Purchase Agreement. Except as and to the extent expressly provided in the Basic Documents, the Sponsor shall not be under any liability to the Trustee, the Custodian or the Certificateholders. The Sponsor and any director, officer, employee or agent of the Sponsor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

ARTICLE VII

TERMINATION

Section 7.01 Termination.

(a) Except as provided in Section 7.01(b) hereof, the respective obligations and responsibilities of the Sponsor, the Depositor, the Trustee and the Custodian created hereby shall terminate, except for the Sponsor’s indemnity obligations as provided herein, upon the termination of the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

(b) The Depositor may terminate this Purchase Agreement, by notice to the Sponsor, at any time at or prior to the Closing Date:

(i) if the Underwriting Agreement is terminated by the Underwriters pursuant to the terms of the Underwriting Agreement or if there has been, since the time of execution of this Purchase Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the financial condition, earnings, business affairs or business prospects of the Sponsor, whether or not arising in the ordinary course of business, or

(ii) if there has occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable to market the Offered Certificates or to enforce contracts for the sale of the Offered Certificates, or

(iii) if trading in any securities of the Sponsor has been suspended or limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ National Market System has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority,

(iv) if a banking moratorium has been declared by either federal or New York authorities,

(v) either (A) a change in control of the Sponsor shall have occurred other than in connection with and as a result of the issuance and sale by the Sponsor or registered, publicly offered common stock; or (B) the Underwriters determine in their sole discretion that any material adverse change has occurred in the management of the Sponsor,

(vi) there is (A) a material breach by the Sponsor of any representation and warranty contained in this Purchase Agreement or the Underwriting Agreement other than a representation or warranty relating to particular Mortgage Loans, and the Underwriters have reason to believe in good faith either that such breach is not curable within two (2) days or that such breach may not have been cured in all material respects at the expiration of two (2) days following discovery thereof by the Sponsor or (B) a failure by the Sponsor to make any payment payable by it under this Purchase Agreement or (C) any other failure by the Sponsor to observe and perform in any material respect its material covenants, agreements and obligations with the Depositor, including without limitation those contained in this Purchase Agreement, and the Depositor has reason to believe in good faith that such failure may not have been cured in all material respects at the expiration of two (2) days following discovery thereof by the Sponsor, or

(vii) the Sponsor fails to provide written notification to the Underwriters of any change in its loan origination, acquisition or appraisal guidelines or practices, or the Sponsor, without the prior consent of the Underwriters (which shall not be unreasonably withheld), amends in any material respect its loan origination, acquisition or appraisal guidelines or practices.

If this Purchase Agreement is terminated pursuant to this Section 7.01(b), such termination shall be without liability of any party to any other party except as provided in Section 4.02 hereof.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Amendment.

This Purchase Agreement may be amended from time to time by the Sponsor, the Depositor, the Trustee and the Custodian by written agreement signed by the Sponsor, the Depositor, the Trustee and the Custodian.

Section 8.02 Governing Law.

This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 8.03 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)	if to the Sponsor:
NovaStar Mortgage, Inc.
8140 Ward Parkway
Suite 300
Kansas City, Missouri 64114
Attention: Matt Kaltenrieder

or, such other address as may hereafter be furnished to the Depositor in writing by the Sponsor.

(ii)	if to the Depositor:
NovaStar Mortgage Funding Corporation
8140 Ward Parkway
Suite 300
Kansas City, Missouri 64114
Attention: Matt Kaltenrieder

or such other address as may hereafter be furnished to the Sponsor in writing by the Depositor.

(iii)	if to the Custodian:
U.S. Bank National Association
4527 Metropolitan Court, Suite C
Frederick, Maryland 21704
Attention: Robert D. Ruiz

or such other address as may hereafter be furnished to the Sponsor in writing by the Custodian.

(iv)	if to the Trustee:
Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, CA 92705
Attention: Trust Administration - NS0701

or such other address as may hereafter be furnished to the Sponsor in writing by the Trustee.

Section 8.04 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Purchase Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terns shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Purchase Agreement and shall in no way affect the validity or enforceability of the other provisions of this Purchase Agreement.

Section 8.05 Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto, and the services of the Sponsor shall be rendered as an independent contractor and not as agent for the Depositor.

Section 8.06 Counterparts.

This Purchase Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts together shall constitute one and the same agreement.

Section 8.07 Further Agreements.

The Depositor and the Sponsor each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Purchase Agreement. Each of the Depositor and the Sponsor agrees to use its best reasonable efforts to take all actions necessary to be taken by it to cause the Class A-1A Certificates to be rated “Aaa” by Moody’s and “AAA” by S&P, the Class A-2A1 Certificates to be rated “Aaa” by Moody’s and “AAA” by S&P, the Class A-2A2 Certificates to be rated “Aaa” by Moody’s and “AAA” by S&P, the Class A-2B Certificates to be rated “Aaa” by Moody’s and “AAA” by S&P, the Class A-2C Certificates to be rated “Aaa” by Moody’s and “AAA” by S&P, the Class A-2D Certificates to be rated “Aaa” by Moody’s and “AAA” by S&P, the Class M-1 Certificates to be rated “Aa1” by Moody’s and “AA+” by S&P, the Class M-2 Certificates to be rated “Aa2” by Moody’s and “AA” by S&P, the Class M-3 Certificates to be rated “Aa3” by Moody’s and “AA-” by S&P, the Class M-4 Certificates to be rated “A1” by Moody’s and “A+” by S&P, the Class M-5 Certificates to be rated “A2” by Moody’s and “A” by S&P, the Class M-6 Certificates to be rated “A3” by Moody’s and “A-” by S&P, the Class M-7 Certificates to be rated “Baa1” by Moody’s and “BBB+” by S&P, the Class M-8 Certificates to be rated “Baa2” by Moody’s and “BBB” by S&P, the Class M-9 Certificates to be rated “Baa3” by Moody’s and “BBB-” by S&P, the Class M-10 Certificates to be rated “Ba1” by Moody’s and “BB+” by S&P, the Class M-11 Certificates to be rated “Ba2” by Moody’s and “BB” by S&P, and each party will cooperate with the other in connection therewith.

Section 8.08 Intention of the Parties.

It is the intention of the parties that (i) the Depositor is purchasing on the Closing Date, and the Sponsor is selling on the Closing Date, the Mortgage Loans, rather than the Depositor providing to the Sponsor a loan secured by the Mortgage Loans on the Closing Date, and (ii) the Trustee is purchasing on the Closing Date, and the Depositor is selling on the Closing Date, the Mortgage Loans, rather than the Trustee providing to the Depositor a loan secured by the Mortgage Loans, Accordingly, the parties hereto each intend to treat these transactions as (i) a sale by the Sponsor, and a purchase by the Depositor, of the Mortgage Loans on the Closing Date, and (ii) a sale by the Depositor, and a purchase by the Trustee, of the Mortgage Loans on the Closing Date.

Section 8.09 Successors and Assigns; Assignment of Purchase Agreement.

This Purchase Agreement shall bind and inure to the benefit of and be enforceable by the Sponsor, the Depositor, the Trustee, the Custodian, and their respective successors and assigns. The obligations of the Sponsor under this Purchase Agreement cannot be assigned or delegated to a third party without the consent of the Depositor, which consent shall be at the Depositor’s discretion. The parties hereto acknowledge that (i) the Depositor is acquiring the Mortgage Loans for the purpose of selling them to the Trustee, who will hold the Mortgage Loans in trust for the benefit of the Certificateholders. As an inducement to the Depositor and the Trustee to purchase the Mortgage Loans, the Sponsor acknowledges and consents to (i) the assignment by the Depositor to the Trustee of all of the Depositor’s rights or remedies against the Sponsor pursuant to this Purchase Agreement and to (ii) the enforcement or exercise of any rights against the Sponsor pursuant to this Purchase Agreement by the Depositor and the Trustee. Such enforcement of a right or remedy by the Trustee, shall have the same force and effect as if the right or remedy had been enforced or exercised by the Depositor directly.

Section 8.10 Survival.

The representations and warranties made herein by the Sponsor and the provisions of Article V hereof shall survive the purchase of the Mortgage Loans hereunder.

Section 8.11 Liability of the Trustee.

The Trustee is entering into the Basic Documents to which it is a party solely as Trustee, hereunder and thereunder, and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Agreement or any other Basic Document shall look only to the Trust Fund for payment or satisfaction thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Sponsor, the Depositor, the Custodian and the Trustee have caused their names to be signed to this Mortgage Loan Purchase Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

NOVASTAR MORTGAGE, INC. as Sponsor

By:	/s/ Matt Kaltenrieder
Name: Matt Kaltenrieder Title: Vice President

NOVASTAR MORTGAGE FUNDING CORPORATION as Depositor

By:	/s/ Matt Kaltenrieder
Name: Matt Kaltenrieder Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ Sheryl Johnson
Name: Sheryl Johnson Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ Karlene Benvenuto
Name: Karlene Benvenuto Title: Authorized Signer

By:	/s/ Ronaldo Reyes
Name: Ronaldo Reyes Title: Vice President

NOVASTAR FINANCIAL, INC., solely with respect to Section 3.01(b)

By:	/s/ Matt Kaltenrieder
Name: Matt Kaltenrieder Title: Vice President

[Signature Page to Mortgage Loan Purchase Agreement (2 of 2)]

EXHIBIT 1

MORTGAGE LOAN SCHEDULE

[Provided to Depositor and to Trustee at the Closing]

EXHIBIT 2(A)

[Reserved]

EX 2(A)-1

EXHIBIT 2(B)

[Reserved]